EXHIBIT 10.4

                                                                [Execution Copy]

                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT, dated as of March 31, 2004 (this "Agreement"), is by and between MARKETVISION COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"), and JASON LANDRY, an individual residing in the State of Minnesota (the "Executive").

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, the Company desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and the Executive desires to render services to the Company upon the terms and conditions hereinafter set forth; and

         WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the merger and other transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 31, 2004 (the "Merger Agreement"), among Natural Health Trends Corp. ("Parent"), MV MergerCo., Inc., a Delaware corporation ("MergerCo"), and MarketVision Communications Corporation, a Minnesota corporation ("MV-Minn"). The Company is the surviving corporation of the Merger (and is a wholly owned subsidiary of Parent. Capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

         Section 1. Employment. The Company hereby employs Executive as the President of the Company, and the Executive hereby accepts such employment, subject to the terms and conditions set forth in this Agreement.

         Section 2.        Duties; Exclusive Services; Best Efforts.

                  (a) The Executive shall perform all duties incident to the position of President of the Company as well as any other duties as may from time to time be assigned to him by the Board of Directors, the Chairman of the Board of the Company or the President of the Company, and agrees to abide by all bylaws, policies, practices, procedures or rules of the Company and (to the extent applicable) Parent consistent with his position as Vice President - Development of the Company. The Executive agrees to devote his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will devote his full time and attention to the business and affairs of the Company. The Executive also agrees that he shall not take personal advantage of any business opportunities which arise during his employment and which may benefit the Company, Parent or any other subsidiary of Parent (each, a "Group Member"). All material facts

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regarding such opportunities must be promptly reported to the Chairman of the
Board for consideration by the Company. Notwithstanding the foregoing, the Executive may expend his time and efforts in other activities so long as such endeavors do not affect his ability to perform his duties under this Agreement and such endeavors do not involve the Executive providing computer programming services. However, if such programming services do not affect his ability to perform his duties under this Agreement, the Executive may provide computer programming services to third parties so long as the Board of Directors of the Company has given its prior written consent, which consent may be withheld, conditioned or delayed in its sole discretion. If requested by the Company, the Executive shall serve on the Board of Directors or any committee thereof without additional compensation.

                  (b) In performing his duties hereunder, the Executive shall work at the offices of the Company located in Bloomington, Minnesota, or such other location(s) as the Company and the Executive shall mutually agree. However, the Executive shall also render services at such other place or places within or without the United States as the Board of Directors or Chairman of the Board may direct from time to time; provided that the Executive shall not be required to render services away from the such location for more than twenty business days in any given twelve-month period.

         Section 3.        Term of Employment; Vacation.

                  (a) Unless extended in writing by both the Company and the Executive, the term of the Executive's employment shall be for a period of thirty six (36) months commencing on the date hereof, subject to earlier termination by the parties pursuant to Sections 5 and 6 hereof (the "Term").

                  (b) The Executive shall be entitled to three (3) weeks vacation during each year of the Term.

         Section 4.        Compensation of Executive.

                  4.1 Salary; Bonus. The Company shall pay to Executive a base salary of $130,000 per annum (the "Base Salary"), subject to such deductions as shall be required to be withheld by applicable law and regulations. The Base Salary shall be paid at such regular weekly, biweekly or semi-monthly time or times as the U.S. operating subsidiaries of Parent ("U.S. Group Members") make payment of their regular payroll in the regular course of business. By no later than June 30, 2004, the Company and the Executive shall in good faith negotiate a bonus arrangement reasonably acceptable to the Company and the Executive.

                  4.2 Expenses. During the Term, the Company shall promptly reimburse the Executive for all reasonable and necessary travel expenses and other disbursements incurred by the Executive on behalf of the Company, in performance of the Executive's duties hereunder, assuming Executive has received prior approval for such travel expenses and disbursements by Parent to the extent possible consistent with corporate practices with respect to the reimbursement of expenses incurred by the senior executives of U.S. Group Members.

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                  4.3      Benefits. The Company shall establish at its sole
cost and expense, and the Executive shall be permitted during the Term to participate, in a Minnesota based hospitalization and health care benefit program on an individual or family coverage basis, at the Executive's election. In addition, the Executive may participate in pension plans, bonus plans or similar benefits ("Insurance Benefits") that may be available to other executives of U.S. Group Members, subject to such eligibility rules as are applied to senior managers generally. The Company shall use its best efforts to obtain disability coverage for its employees so long as the cost of such coverage is not unreasonably expensive.

                  4.4 Options. As of the date hereof, Parent shall grant options to acquire 56,634 shares of common stock of Parent (the "Options"). The Options (i) shall be granted pursuant to Parent's 2002 Stock Plan (the "Plan"),
(ii) shall vest immediately and (iii) shall be exercisable at an exercise price equal to $18.11 per share for the seven (7) year period following the date hereof grant. Notwithstanding any provisions in the Plan to the contrary, such Options shall not terminate upon the termination of employment of the Executive.

         Section 5. Disability of the Executive. If the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of performing the services required to be performed under this Agreement for a period of 90 consecutive days or 120 days in any period of 360 consecutive days (a "Disability"), the Company may, at the time or during the period of such Disability, at its option, terminate the employment of the Executive under this Agreement immediately upon giving the Executive written notice to that effect.

         Section 6.        Termination.

                  (a) The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving the Executive notice of such termination, with reasonable specificity of the details thereof. For purposes of this Agreement, "Cause" shall mean and include any:

                  (i) failure or neglect by the Executive to perform the material duties of the Executive's position which failure or neglect shall have a material adverse effect on the Company or its subsidiaries;

                  (ii) failure of the Executive to obey the lawful orders given by the Board of Directors or Chairman of the Board of the Company, or by the Board of Directors or any authorized officer of Parent in each case commensurate with his title and responsibilities which failure or neglect shall have a material adverse effect on the Company or its subsidiaries;

                  (iii) willful misconduct by the Executive in connection with the performance of any of his duties, including, without limitation, misappropriation of funds or property of any Group Member, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or other Group Member, misrepresentation to the Company or other Group Member, or any violation of law or regulations on any Group Member premises or to which any Group Member is subject;

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                  (iv)     commission by the Executive of an act involving moral
turpitude, dishonesty, theft or unethical business conduct, or conduct that is demonstrably and materially injurious to the Company or other Group Member, whether monetarily or otherwise;

                  (v) failure by the Executive to devote his full time and best efforts to the Company's business and affairs;

                  (vi) failure to fully cooperate in any investigation by the Company or any other Group Member;

                  (vii)    any material breach of this Agreement;

                  (viii) death of or resignation by the Executive hereunder; provided however, that if the Executive resigns as a result of a material breach by the Company of this Agreement, or in accordance with Section 6(c), such resignation shall not be considered "Cause" hereunder.

         A termination pursuant to this Section 6(a) shall take effect 10 days after the giving of written notice to the Executive unless the Executive shall, during such 10-day period, remedy to the reasonable satisfaction of the Board of Directors of the Company the misconduct, disregard, abuse or breach specified in such notice; provided, however, that such termination shall take effect immediately upon the giving of such notice if the Board of Directors of the Company or Parent shall, in its reasonable discretion, have determined that such misconduct, disregard, abuse or breach is not remediable (which determination shall be stated in such notice).

                  (b) The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement (except as hereinafter provided) at any time during the Term without Cause by giving the Executive written notice of such termination, to be effective 15 days following the giving of such written notice.

                  (c) The Executive may terminate his employment hereunder (and the Term) for "Good Reason" after the occurrence, without the written consent of the Executive, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within ten (10) days after written notice thereof has been given by the Executive to the Company; provided that, without limiting the generality of the foregoing, any one of the following events shall be deemed a material breach of this Agreement:

                           (i)      A reduction by the Company in the
Executive's Base Salary as in effect on the commencement date of this Agreement or as the same may be increased from time to time;

                           (ii)     The relocation of the Executive's principal
place of employment to a location more than twenty (20) miles from the Executive's principal place of employment described in Section 2(b) hereof, except for travel on the Company's business to an extent necessary and reasonable in light of the Company's business needs and objectives; or

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                           (iii)    a default in the payment of all or any part
of the principal or interest on the Promissory Notes when due, and such default shall continue for a period of thirty (30) days after written notice of such default shall be made to Parent.

                  For convenience of reference, the date upon which any termination of the employment of the Executive pursuant to Sections 5 or 6 shall be effective shall be hereinafter referred to as the "Termination Date".

         Section 7.        Effect of Termination of Employment.

                  (a) Upon the termination of the Executive's employment for Cause, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company (or any other Group Member) arising out of this Agreement, except the right to receive (i) the unpaid portion of the Base Salary provided for in Section 4.1, earned through the Termination Date (the "Unpaid Salary Amount"), (ii) accrued and unused vacation pay (the "Vacation Pay Amount") and
(iii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed, as provided in Section 4.2 (the "Expense Reimbursement Amount").

                  (b) Upon the termination of the Executive's employment as a result of a Disability, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the Unpaid Salary Amount, (ii) the Vacation Pay Amount, and (iii) the Expense Reimbursement Amount.

                  (c) Upon the termination of the Executive's employment without Cause, for Good Reason, and not as a result of a Disability, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the Executive shall have the right to receive (i) the Unpaid Salary Amount, (ii) the Vacation Pay Amount (iii) the Expense Reimbursement Amount, and (iii) severance compensation equal to the Base Salary for the lesser of (a) the remaining term of this Agreement (as if this Agreement was not terminated) and (b) twelve (12) months, all of which is payable within thirty (30) days following the Termination Date.

                  (d) Notwithstanding the foregoing, the Executive's rights under the Options shall not terminate and such Option shall remain valid and exercisable in accordance with its terms as set forth therein

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         Section 8.        Restrictive Covenants.

                  8.1 Certain Definitions. For purposes of this Agreement the following terms shall have the following meanings:

                           "Developments" means all Intellectual Property which
the Executive develops, makes, conceives or reduces to practice (or has developed, made, conceived or reduced to practice) during his employment by or association with the Company (or its predecessor-by-merger, MV-Minn), either solely or jointly with others.

                           "Intellectual Property" means all inventions,
discoveries, computer software, programs and source codes, technical information, trade secrets, know-how, proprietary processes and formula and improvements, whether or not patentable or registered and whether or not they are made, (i) conceived or reduced to practice during working hours, (ii) reasonably related to the business of the Company or the Group, or (iii) using the Company's data or facilities, and together with all goodwill and all the rights and claims associated with any of the foregoing.

                           "Proprietary Information" means all Developments and
all any confidential, proprietary, secret or other non-public information owned, possessed or used by the Company, Parent or any other Group Member.

                           "Restriction Period" means the period of time,
commencing on the date hereof and expiring two (2) years after the termination of Executive's employment with the Company, voluntarily or involuntarily, for any reason whatsoever, subject to extension pursuant to Section 8.6 below; provided however, that the Restriction Period shall expire (a) one year after the Termination Date, in the event that (i) the Executive has terminated this Agreement in accordance with Section 6(c) solely because the Company has failed to make payment of its obligations hereunder, and (ii) the Executive has elected to receive, and the Company has paid, the amount due to Executive under Section 7(c), or (b) on the Termination Date, in the event that (i) the Executive has terminated this Agreement in accordance with Section 6(c) solely because the Company has failed to make payment of its obligations hereunder, and (ii) the Executive has elected not to receive, or the Company has failed to pay, the amount due to Executive under Section 7(c).

                  8.2      Confidentiality.

                  (a) The Executive recognizes that his relationship with the Company and the other Group Members is one of high trust and confidence by reason of his access to and contact with the Proprietary Information. Accordingly, the Executive agrees that he will not at any time, either during my employment with the Company hereunder or thereafter, disclose to others, or use for his own benefit or the benefit of others, any Proprietary Information. Such property shall not be erased, discarded or destroyed without specific instructions from the Company to do so. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, data, know-how, marketing plans, forecasts, unpublished financial statements, budgets,

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licenses, prices, costs and employee, customer and supplier lists. The Executive understands that the Company and other Group Members from time to time has in their possession information which is claimed by others to be proprietary and which the Company or other Group Members have agreed to keep confidential. The Executive agrees that all such information shall be Proprietary Information for purposes of this Agreement

                  (b) The Executive's obligations under this Section 8.2 will not apply, however, to any Proprietary Information which: (i) is or becomes generally known to the public through no action on his part; (ii) is generally disclosed to third parties by the Company or another Group Member without restriction on such third parties; or (iii) is approved for release by written authorization of the Board of Directors of the Company.

                  (c) Upon termination of the Executive's employment with the Company or at any other time upon request, the Executive will promptly deliver to the Company all copies of computer programs, specifications, drawings, blueprints, data storage devices, notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such materials) in his possession or under his control, whether prepared by him or others, in whatever form on whatever tangible medium, which contain Proprietary Information. The Executive acknowledges that this material is the sole property of the Company and/or other Group Members.

                  (d) The Executive agrees that, if requested to do so by the Company, he will sign a Termination Certificate in which he confirms that he has complied with the requirements of the preceding subsection and that he is aware that certain restrictions imposed upon him by this Agreement continue after termination of his employment. The Executive understands, however, that his rights and obligations under this Section 8.2 will continue even if he does not sign a Termination Certificate.

                  8.3      Covenant not to Compete.

                  (a) During the Restriction Period the Executive will not without the express written consent of the Company, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent, representative, independent contractor, or consultant, or in any other capacity, any business organization, anywhere in the world where the Company or any other Group Member does business whose business is a Competitive Business. A "Competitive Business" means any business in the network marketing or direct selling industries. Nothing herein shall prevent the Executive from owning less than one percent (1%) of the stock of a corporation that is traded on an established exchange, even if that corporation is engaged in a Competitive Business.

                  (b) The Executive recognizes that these restrictions on competition are reasonable because of the Group Members' investment in good will and in its customer lists and other proprietary information and his knowledge of the Group Members' business and business plans. However if any period of time or geographical area should be judged unreasonable in any judicial proceeding, then

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the period of time or geographical area shall be reduced to such extent as may be deemed required so as to be reasonable and enforceable.

                  (c) During the Restriction Period the Executive will notify the Company in the event that he takes up a position of any sort with any business organization whose activities or products are directly or indirectly competitive with activities or products of the Company or any other Group Member.

                  (d)      During the Restriction Period the Executive shall not
(i) recruit or otherwise solicit or induce any (x) employees of the Company or other Group Member to terminate their employment with, or otherwise cease their relationships with, the Company or other Group Member, or (y) any person who was an employee of the Company or other Group Member at any time within six months prior to the end of the Executive's employment with the Company, or (ii) interfere with or disrupt any actual or imminent business relationship between the Company or any other Group Member, on the one hand, and any of their respective (including prospective) customers, suppliers or accounts, on the other.

                  8.4 Equitable Relief. Each of the parties acknowledges that the provisions and restrictions of this Section 8 are reasonable and necessary for the protection of the legitimate interests of Employer. Each of the parties further acknowledges that the provisions and restrictions of this
Section 8 are unique and that any breach or threatened breach of any of such provisions or restrictions will provide the Company with no adequate remedy at law, and the result will be irreparable harm to the Company. Therefore, the parties hereto agree that upon a breach or threatened breach of the provisions or restrictions of this Section 8, the Company shall be entitled, in addition to any other rights and remedies which may be available to it, to institute and maintain proceedings at law or in equity, to recover damages, to obtain an equitable accounting of all earnings, profits or other benefits resulting from such breach or threatened breach and to obtain specific performance or a temporary and permanent injunction.

                  8.5 Full Restriction Period. If Executive violates any restrictive covenant contained herein and the Company institutes action for equitable relief, the Company, as a result of the time involved in obtaining such relief, shall not be deprived of the benefit of the full Restriction Period. Accordingly, the Restriction Period shall be deemed to have the duration specified in Section 8.1, computed from and commencing on the date on which relief is granted by a final order from which there is no appeal, but reduced, if applicable, by the length of time between the date the Restriction Period commenced and the date of the first violation of any restrictive covenant by Executive.

                  8.6 Equitable Accounting. The Company shall have the right to demand and receive equitable accounting with respect to any consideration received by Executive in connection with activities in breach of the restrictive covenants herein, and the Company shall be entitled to payment from Executive of such consideration on demand.

                  8.7 Prior Breaches. Neither the expiration of the Restriction Period nor the termination of the status of any employee, customer, supplier or account of any Group Member as such (whether or not due to a breach

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hereof by Executive) shall preclude, limit or otherwise affect the rights and remedies of the Company against Executive based upon any breach hereof during the Restriction Period or before such status is terminated.

                  8.8 Non-circumvention of Covenants. The Executive acknowledges and agrees that, for purposes of this Agreement, an action shall be considered to have been taken by Executive "indirectly" if taken by or through, with Executive's knowledge, (i) any member of his family , (ii) any person or entity owned or controlled, solely or with others, directly or "indirectly" by Executive or a member of his family, (iii) any person or entity of which he is an owner, partner, employer, employee, trustee, independent contractor or agent,
(iv) any employees, partners, owners or independent contractors of any such person or entity or (v) any other one or more representatives or intermediaries, it being the intention of the parties that Executive shall not directly or indirectly circumvent any restrictive covenant contained herein or the intent thereof.

                  8.9 Fairness of Restrictions. The Executive acknowledges and agrees that (i) compliance with the restrictive covenants set forth herein would not prevent him from earning a living that involves his training and skills without relocating, but only from engaging in unfair competition with, misappropriating a corporate opportunity of, or otherwise unfairly harming Employer and (ii) the restrictive covenants set forth herein are intended to provide a minimum level of protection necessary to protect the legitimate interests of the Company and other Group Members. In addition, the parties acknowledge that nothing herein is intended to or shall, limit, replace or otherwise affect any other rights or remedies at law or in equity for protection against unfair competition with, misappropriation of corporate opportunities of, disclosure of confidential and proprietary information of, or defamation of the Company or any other Group Member, or for protection of any other rights or interest of any such entity.

         Section 9.        Miscellaneous.

                  9.1 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF TEXAS AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SAID STATE.

                  9.2 Entire Agreement. This Agreement (together with the exhibits attached hereto, which hereby are incorporated by reference) contains the entire agreement of the parties hereto relating to the employment of Executive by Employer and the other matters discussed herein and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  9.3 Withholding Taxes. Employer may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

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                  9.4      Supplements and Amendments. This Agreement may be
supplemented or amended only upon the written consent of each of the parties hereto.

                  9.5 Assignment. Except as expressly provided below, this Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party. The Company may, without the prior written consent of the Executive, assign its rights and obligations under this Agreement to any other Group Member into which the Company may merge or consolidate, or to which the Company may sell or transfer assets; provided, however, that such assignment may be made without Executive's prior written consent only if (i) such assignment has a valid business purpose and is not for the purpose of avoiding the Company's obligations hereunder or Executive's realization of the benefits of this Agreement and (b) the assignee expressly assumes in writing all obligations and liabilities to Executive hereunder. The Company will cause any purchaser of all or substantially all of its assets, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. This Agreement shall be binding upon and inure to the benefit of Employer and their respective successors and permitted assigns. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's heirs, personal or legal representatives and beneficiaries.

                  9.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  9.7 Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable and/or invalid by a court of competent jurisdiction, in whole or in part, the remaining provisions shall nevertheless be binding, enforceable and in full force and effect.

                  9.8 Titles and Headings. The titles and headings of the various Sections of this Agreement are intended solely for convenience of reference and not intended for any purpose whatsoever to explain, modify or place any construction upon any of the provisions hereof.

                  9.9 Injunctive Relief. The Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of Sections 6 and 8 hereof. Accordingly, the Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce such provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

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                  9.10     Notices. For the purpose of this Agreement, notices
and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered (which shall include personal delivery and delivery by courier, messenger or overnight delivery service) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows: (i) if to Executive: At his home address in accordance with the Company's records, and (ii) if to the Company, c/o Natural Health Trends Corp., 12901 Hutton Drive, Dallas, Texas 75234, Attention: Mark Woodburn, or (in each case) to such other address of which either party gives notice to the other party in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  9.11 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  9.12 Post Employment Obligations. The Executive agrees that both during and after his employment he shall, at the request of the Company, render all assistance and perform all lawful acts that the Company considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Company or other Group Member. Reasonable expenses incurred by the Executive in rendering such assistance shall be promptly reimbursed by the Company.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


                                         The Company:

                                         MARKETVISION COMMUNICATIONS
                                         CORPORATION



                                         By: /s/ MARK D. WOODBURN
                                             -------------------------------
                                             Name:  Mark D. Woodburn
                                             Title: CFO and Secretary


                                         The Executive:


                                         /s/ JASON LANDRY
                                         -----------------------------------
                                         JASON LANDRY

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